Exhibit 5.1

March 4, 2024

BioVie Inc.

680 West Nye Lane, Suite201

Carson City, Nevada 489703

Re:	BioVie Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel to BioVie Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (a) up to 15,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”); (b) up to 6,000,000 pre-funded warrants (the “Pre-Funded Warrants”) to purchase an equal number of shares of Common Stock (the “Pre-Funded Warrant Shares”) with an exercise price equal to $0.0001 per share; and (c) up to 10,500,000 common stock purchase warrants (the “Common Warrants”) to purchase an equal number of shares of Common Stock (the “Common Warrant Shares”) with an exercise price equal to $1.50 per share. The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Common Warrants, and the Common Warrant Shares are collectively referred to herein as the “Securities.” The Securities are being offered, sold, and issued under the terms of a Placement Agency Agreement dated March 4, 2024 (the “Placement Agreement”) by and between the Company and ThinkEquity LLC, acting as the exclusive placement agent.

The Securities are being registered under a Registration Statement on Form S-3 (File No. 333-274083) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus forming a part of such Registration Statement dated August 28, 2023 (the “Base Prospectus”), and the prospectus supplement thereto dated March 4, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

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For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)       the Registration Statement;

(b)       the Prospectus;

(c)       the Placement Agreement;

(d)       form of Pre-Funded Common Stock Purchase Warrant;

(e)       form of Common Warrant;

(f)        the Company’s Current Report on Form 8-K/A to be filed with the Commission on the date hereof;

(g)       resolutions of the Board of Directors and such other matters as relevant related to the (i) approval of the Placement Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Placement Agreement, (ii) issuance and the registration of the Securities under the Securities Act, and (iii) such other matters as relevant; and

(h)      originals or copies, certified or otherwise identified to our satisfaction, of the Company’s charter documents and other corporate records of the Company, certificates, and forms of agreements and instruments as relevant related to the issuance and the registration of the Securities under the Securities Act as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

We have also examined such other corporate charter documents, records, certificates, and instruments as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)       the legal capacity of all natural persons executing the documents;

(b)       the genuineness of all signatures on the documents;

(c)       the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(d)       that the parties to such documents, other than the Company, have the power, corporate or other, to enter into and perform all obligations thereunder;

(e)       that the Placement Agreement is enforceable in accordance with its terms;

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(f)       other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the execution, delivery and performance by all parties of the documents;

(g)       that each of the documents is a valid and binding obligation of the parties thereto in accordance with its terms.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

As to certain factual matters, we have relied on certificates of public officials and the factual representations set forth in the Placement Agreement.

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)       the Shares have been duly authorized, and when issued against payment in accordance with the terms of the Placement Agreement, will be validly issued, fully paid, and nonassessable;

(b)      the Pre-Funded Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof and the Company’s charter documents, including, without limitation, the payment in full of the applicable consideration, will be validly issued, fully paid, and non-assessable; and

(c)      the Common Warrant Shares have been duly authorized, and when issued upon exercise of the Common Warrants in accordance with the terms thereof and the Company’s charter documents, including without limitation, the payment in full of the applicable consideration, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date hereof.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada, excluding securities laws of the State of Nevada as to which we express no opinion. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Securities.

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We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.